                                                                     EXHIBIT 5.1

                            January
                            28th
                            1 9 9 7


                                                                   614,055-999
                                                                   NB1-296096.V1


Nationwide Health Properties, Inc.
4675 MacArthur Court, Suite 1170
Newport Beach, California 92660

          Re:  Nationwide Health Properties, Inc.
               Form S-8 Registration Statement
               -------------------------------

Ladies and Gentlemen:

          At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 800,000 shares of Common Stock, $0.10 par value (the "Shares"), of Nationwide Health Properties, Inc., a Maryland corporation (the "Corporation") issuable pursuant to its 1989 Stock Option Plan, as amended (the "Plan"). We are familiar with the proceedings taken and proposed to be taken by you in connection with the authorization and proposed issuance and sale of the Shares.

          It is our opinion that, subject to said proceedings being duly taken and completed by you as now contemplated prior to the issuance of the Shares, the Shares will, upon issuance and sale thereof in the manner referred to in the Registration Statement and the Plan, be legally and validly issued, fully paid and nonassessable shares of Common Stock of the Corporation.

          We consent to your filing this opinion as an exhibit to the Registration Statement.

                              Respectfully submitted,